Exhibit 5.2

7 January 2005

To:	AMVESCAP PLC 30 Finsbury Square London EC2A 1AG United Kingdom

Dear Sirs

AMVESCAP PLC (the “Company”)

Offer to Exchange US$300,000,000 of its 4.500% Senior Notes due 2009 Registered under the Securities Act (“New 2009 Notes”) for US$300,000,000 of its Outstanding Unregistered 4.500% Senior Notes due 2009 (“Old 2009 Notes”)

Offer to Exchange US$200,000,000 of its 5.375% Senior Notes due 2014 Registered under the Securities Act (together with the New 2009 Notes, the “New Notes”) for US$200,000,000 of its Outstanding Unregistered 5.375% Senior Notes, due 2014 (together with the Old 2009 Notes, the “Old Notes”)

(together, the “Exchange Offers”)

1	We have acted as English legal advisers to the Company in relation to the Exchange Offers and have taken instructions solely from the Company.

2	Terms defined in the Registration Statement (as defined below) have the same meanings when used in this opinion, unless otherwise defined in this opinion.

3	This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.

4	For the purposes of this opinion, we have examined copies of the following documents:

4.1	copy of the registration statement on Form F-4 which includes the prospectus to be mailed to holders of the Old Notes and which we understand will be filed in respect of the Exchange Offer on or around 7 January 2005 (the “Registration Statement”);

4.2	a certified extract from the minutes of a meeting of the board of directors of the Company held on 1 December 2004 and the written consent of a committee of the board of directors of the Company dated 8 December 2004;

4.3	the indentures governing the notes, in each case dated 14 December 2004 between the Company, each of the Guarantors named therein and SunTrust Bank (the “Indentures”);

4.4	a certificate from the Company Secretary confirming that the certified copies of the Memorandum and Articles of Association of the Company delivered to us on 14 December 2004 are the current memorandum and articles of association of the Company, they have not been amended and they remain in full force and effect.

5	On 6 January 2005 we carried out a search at the Companies Registry for England and Wales in respect of the Company which did not reveal the existence of any order or resolution to wind up the Company or of the appointment of any receiver or administrator, but we have not conducted any further search since such date. It should be noted that notice of a winding-up or administration order made or a winding-up resolution passed may not be filed at the Company Registry immediately.

6	Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the Company or any corporate records of the Company and we have not made (a) any search at the Companies Court or any other court in the United Kingdom in respect of winding-up or similar petitions or (b) any other enquiries concerning the Company.

7	In giving this opinion, we have assumed:

7.1	the accuracy of all certificates and documents delivered to us and the genuineness of all signatures;

7.2	the authenticity and completeness of any documents examined by us as originals;

7.3	the conformity to original documents of all documents examined by us as copies and the authenticity and completeness of all such documents;

7.4	that the Indentures (i) are within the capacity and powers of, and have been validly authorised, executed and delivered by, all parties thereto (other than the Company, to the extent English law governs the same) and (ii) are legally valid and binding and enforceable against all parties thereto, including the Company, under New York law (the governing law of the Indenture);

7.5	that the certificates and other documents dated the date hereof or dated earlier than the date hereof and on which we have expressed reliance remain accurate and have not been amended and that there are no additional matters which would have been disclosed by company searches at the Companies Registration office referred to above since the carrying out of the searches referred to above and that the particulars disclosed by our company searches are true, complete and up-to-date;

7.6	that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company or the appointment of an administrator of the Company and that no receiver or administrator has been appointed in respect of the Company or any of its assets which in any such case has not been revealed by the company searches referred to above;

7.7	that there have been no amendments to the Memorandum or Articles of Association of the Company as compared to the form certified as being in force as at 14 December 2004;

7.8	that the resolutions of the board of directors of the Company or, as the case may be, a committee of directors of the Company, certified as being true and accurate were duly passed at a properly convened meeting of duly appointed directors of the Company and that a duly qualified quorum of such directors was present throughout the meeting and voted in favour of approving the resolutions, that any provisions contained in the Companies Act 1985 or the Articles of Association of

the Company relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed and that such resolutions have not been amended or rescinded and are in full force and effect;

7.9	the accuracy of all representations as to factual matters made in the Registration Statement by the Company; and

7.10	that the Exchange Offer would not constitute financial assistance for the purposes of section 151 of the Companies Act 1985.

8	Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below, we are of the opinion that at the date hereof:

8.1	The Company is duly incorporated and is validly existing as a public limited company under the laws of England.

8.2	The entry into of the Indentures has been duly authorised by the Company and, in so far as English law governs the execution and delivery thereof, the Indentures have been duly executed and delivered by the Company.

9	This opinion is subject to the following qualifications:

9.1	An English company only has authority to carry on those businesses specified in the objects clause of its Memorandum of Association.

9.2	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or that no material facts have been omitted from the Registration Statement.

9.3	No opinion is given by us (nor has the same been requested) as to matters of fact upon which the opinions in this letter are based.

10	This opinion is given for the sole benefit of the person to whom it is addressed and may only be relied upon by them in connection with the Exchange Offers and is not to be relied upon by or communicated to any other person or for any other purpose, nor is it to be quoted or made public in any way without our prior written consent. You may, however, provide a copy to Alston & Bird LLP solely for the purpose of their giving their opinion and subject to the same restrictions.

We consent to the use of our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereto admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters
Linklaters

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